Exhibit 99.1

Contact:   Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports Third Quarter 2006 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net loss of $2.8 million for the third quarter ended September 30, 2006.  This compared to a net income of $2.0 million for the second quarter ended June 30, 2006 and a net loss of $5.4 million for the third quarter ended September 30, 2005.  Total net sales for the third quarter ended September 30, 2006 were $145.2 million compared to $144.9 million and $129.8 million in the second quarter ended June 30, 2006 and third quarter ended September 30, 2005, respectively.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “Our net loss was attributable to an extended scheduled mill maintenance outage and $2.1 million in charges related to an acquisition opportunity that did not materialize.  We continued to see significantly improved year-over-year financial performance resulting from strong productivity and improving market conditions.”

Key Business Highlights:

•                  Uncoated paper shipments totaled 70,829 tons in the third quarter ended September 30, 2006 compared to 70,220 tons in the second quarter ended June 30, 2006.  Average pricing in the third quarter ended September 30, 2006 increased 2.2% compared to the second quarter ended June 30, 2006 and 16.0% when compared to the third quarter ended September 30, 2005.  Price increases announced in the first quarter ended March 31, 2006 have been substantially implemented.

•                  Packaging segment shipments for the quarter ended September 30, 2006 decreased 3.4 % when compared to the second quarter ended June 30, 2006 and increased 8.2% when compared to the third quarter ended September 30, 2005.   Shipments decreased compared to the second quarter ended June 30, 2006 due primarily to the seasonality impact from school milk demand.  Pricing for the packaging segment for the third quarter ended September 30, 2006 increased 3.1% over the second quarter ended June 30, 2006.

•                  Raw material costs increased in the third quarter ended September 30, 2006 compared to the second quarter ended June 30, 2006 by approximately $0.7 million.  This increase was primarily due to increases in the costs of purchased pulp, wood chips and polyethylene.  Recent decreases in energy prices have resulted in lower raw material and transportation costs going into the fourth quarter ending December 31, 2006.

•                  The Canton mill conducted its annual planned hardwood pulp mill maintenance outage in the third quarter ended September 30, 2006.  A corresponding planned annual outage was conducted in the pine pulp mill in the second quarter ended June 30, 2006.  The cost of the third quarter outage was approximately $3.7 million greater than the second quarter outage due primarily to additional planned work in the recovery boiler area and a planned maintenance outage of 3.5 days on the paperboard machine, both of which did not occur during the second quarter outage.

•                  Through September 30, 2006, the Company incurred due diligence and legal fees totaling $2.1 million associated with a potential growth opportunity.  The transaction was not consummated; therefore, these costs were expensed in the third quarter ended September 30, 2006.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain unusual and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP measures.  The Company uses EBITDA and Adjusted EBITDA as relevant and useful measures to compare operating results.  The presentation of EBITDA and Adjusted EBITDA has economic substance because these measures are used by management as measures to analyze the operating performance of the Company and the ability of the business to generate cash.  Additionally, management believes some investors consider EBITDA and Adjusted EBITDA to be useful in analyzing and assessing the Company’s ability to service debt.  EBITDA and Adjusted EBITDA have material limitations as analytic tools compared to net income because, among other things, they do not include depreciation or interest expense, and therefore do not reflect current or future capital expenditures or the cost of capital.  Management compensates for these limitations by using EBITDA and Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations.  EBITDA and Adjusted EBITDA, as the Company defines these terms, may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended September 30, 2006 was $7.7 million compared to Adjusted EBITDA of $10.0 million for the three-month period ended June 30, 2006.

ADJUSTED EBITDA — RECONCILIATION OF NON-GAAP MEASURES ($000)

	2006
	Three Months Ended			Nine Months Ended
	March 31	June 30	September 30	September 30
Net Income	(2,896)	1,993	(2,756)	(3,659)
Income Tax	—	—
Interest Expense	4,475	4,481	4,598	13,554
Depreciation	3,662	3,662	3,788	11,112
Amortization	370	381	391	1,142
EBITDA
ESOP Expense (A)	1,116	511	—	1,627
Flood Impact (B)	(190)	(979)	(369)	(1,538)
Due Diligence/Legal Fees (C)	—		2,096	2,096

Adjusted EBITDA	6,538	10,049	7,748	24,335

Restricted Stock	13	12	—	25
Working Capital	(9,418)	(1,345)	4,889	(5,874)
Interest Income - Interest Paid	(771)	(6,187)	(774)	(7,732)
Post Retirement Benefits	701	435	527	1,663
Flood Impact	190	979	369	1,538
Due Diligence/Legal Fees			(2,096)	(2,096)
Gain or Sale on Asset	—	(17)	11	(6)
Other Assets & Liabilities	379	(1,004)	1,198	573
Net Cash provided by (used in) Operation Activities	(2,369)	2,922	11,872	12,425

(A)                  ESOP expense is a non-cash labor expense the Company incurs each year in connection with the Employee Stock Ownership Plan of the Company’s parent.  The ESOP Plan specified that 40% of the common stock authorized would be allocated to the ESOP participants from May 14, 1999 through May 13, 2006.  As of May 14, 2006, the value of all shares have been accrued, except for any valuation changes that may occur on December 31, 2006.

(B)                    Flood impact from Hurricanes Frances and Ivan reflects the costs of flood prevention, offset by grant funds received from the state and federal government.

(C)                    Through September 30, 2006, the Company incurred due diligence and legal fees associated with a potential growth opportunity. The transaction was not consummated; therefore, these costs were expensed in the quarter ended September 30, 2006.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2005, as updated in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006.

Condensed Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2006	2005
Assets

Current assets:
Cash	$3,752	$2,110
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,276 and $2,298 in 2006 and 2005, respectively	56,854	56,002
Inventories	51,431	53,988
Prepaid expenses	2,132	1,029
Insurance proceeds receivable	—	291
Income tax receivable	—	50
Deferred tax asset	4,373	4,448
Total current assets	118,542	117,918

Property, plant and equipment, net of accumulated depreciation of $116,340 and $105,253 in 2006 and 2005, respectively	188,406	190,463
Deferred financing costs, net	3,966	5,108
Other assets	57	193
Total assets	$310,971	$313,682

Liabilities and Stockholder’s Deficit

Current liabilities:
Current portion of senior debt	$43	$41
Current portion of capital lease obligation	402	595
Accounts payable	43,286	48,917
Accrued expenses and other current liabilities	31,086	33,987
Interest payable	5,698	1,875
Total current liabilities	80,515	85,415
Senior debt, net of current portion	161,555	159,749
Parent Pay-In-Kind (PIK) Senior Subordinated Note	46,424	44,425
Capital lease obligations	707	979
Pension and postretirement benefits	24,341	22,678
Deferred tax liability	4,373	4,448
Other liabilities	1,168	730
Total liabilities	319,083	318,424
Obligation to redeem ESOP shares	28,455	27,716
Obligation to redeem restricted stock units of Parent	1,180	1,631
Commitments and contingencies (See notes)
Stockholders’ equity:
Common stock (par value $0.01, 1000 shares authorized and outstanding in 2006 and 2005, respectively)	—	—
Additional paid-in capital	65,459	64,121
Accumulated deficit	(89,713)	(86,054)
Unearned compensation	—	(25)
Accumulated other comprehensive loss	(4,183)	(4,183)
	(28,437)	(26,141)

Receivable from Parent	(9,310)	(7,948)
Total liabilities and stockholders’ deficit	(37,747)	(34,089)
Total stockholders’ deficit	$310,971	$313,682

BLUE RIDGE PAPER PRODUCTS INC.

Condensed Consolidated Statements of Operations
Three- and Nine-Month Periods Ended September 30, 2006 and 2005
(Dollars in thousands)
(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2006	2005	2006	2005
Net sales	$145,242	$129,781	$430,205	$383,534
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization, flood-related loss and repairs and insnrance recoveries	130,815	117,632	387,316	344,722
Depreciation and amortization	3,760	3,749	10,998	11,486
Flood-related loss and repairs	—	634	—	1,960
Insnrance recoveries	—	(257)	—	(357)
Gross profit	10,667	8,023	31,891	25,723
Selling, general and administrative expenses	8,777	6,110	20,673	16,356
Loss on litigation	—	2,000	—	2,000
Depreciation and amortization	28	427	114	1,289
ESOP expense	—	1,630	1,627	4,892
Operating profit (loss)	1,862	(2,144)	9,477	1,186

Other income (expense):
Interest expense, excluding amortization of deferred financing costs	(4,598)	(4,333)	(13,554)	(12,988)
Amortization of deferred financing costs	(391)	(350)	(1,142)	(1,023)
Government grant income	369	1,436	1,554	3,742
Gain (loss) on equity method investment	2	(1)	6	(1)
	(4,618)	(3,248)	(13,136)	(10,270)
Loss before income taxes	(2,756)	(5,392)	(3,659)	(9,084)

Income taxes	—	—	—	—
Net loss	$(2,756)	$(5,392)	$(3,659)	$(9,084)

Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005
Cash flows from operating activities:
Net loss	$(3,659)	$(9,084)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,112	12,775
Compensation expense for Parent restricted stock	25	222
Amortization of deferred financing costs	1,142	1,023
ESOP expense	1,627	4,892
Gain on sale of assets	(6)	(44)
Parent PIK Senior Subordinated Note for interest	3,089	2,828
Changes in operating assets and liabilities:
Accounts receivable, net	(852)	(16,106)
Inventories	2,557	(3,283)
Prepaid expenses	(1,103)	744
Insurance proceeds receivable	291	10,282
Income tax receivable	50	21
Other current assets	—	(36)
Accounts payable	(3,916)	1,889
Accrued expenses and other current liabilities	(2,901)	(857)
Interest payable	2,733	2,822
Pension and postretirement benefits	1,663	1,033
Other assets and liabilities	573	(628)
Net cash provided by operating activities	12,425	8,493

Cash flows used in investing activities:
Additions to property, plant and equipment	(9,066)	(12,739)
Proceeds from sale of property, plant and equipment	17	45
Net cash used in investing activities	(9,049)	(12,694)

Cash flows from financing activities:
Repurchase of Parent common and preferred stock	(1,362)	(1,254)
Proceeds from borrowings under line of credit	115,515	124,800
Repayment of borrowings under line of credit	(113,677)	(119,530)
Repayments of long-term debt and capital lease obligations	(495)	(477)
Other financing activities	(1,715)	—
Net cash provided by (used in) financing activities	(1,734)	3,539
Net increase (decrease) in cash	1,642	(662)
Cash, beginning of period	2,110	2,466
Cash, end of period	$3,752	$1,804

Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $730 and $305 in 2006 and 2005, respectively	$7,766	$7,375
Noncash investing and financing activities:
Conversion of accrued interest to note payable	1,999	1,831
Issuance of restricted stock units	—	333